THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL UNITS. THE OFFER IS BEING MADE SOLELY BY THE OFFER TO PURCHASE, DATED AUGUST 31, 2001, OF MADISON LIQUIDITY INVESTORS 114, LLC, AND THE RELATED AGREEMENT OF ASSIGNMENT AND TRANSFER AND IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, UNITHOLDERS RESIDING IN ANY JURISDICTION IN WHICH MAKING OR ACCEPTING THE OFFER WOULD VIOLATE THAT JURISDICTION'S LAWS. IN THOSE JURISDICTIONS WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE MADE ON BEHALF OF MADISON LIQUIDITY INVESTORS 114, LLC, IF AT ALL, ONLY BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                      UNITS OF LIMITED PARTNERSHIP INTEREST
                                       OF
                   MARRIOTT RESIDENCE INN LIMITED PARTNERSHIP
                                       AT
                                  $400 PER UNIT
                                       by
                      MADISON LIQUIDITY INVESTORS 114, LLC

   THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 5:00 P.M.,
         NEW YORK TIME, OCTOBER 2, 2001, UNLESS THE OFFER IS EXTENDED.


         Madison Liquidity Investors 114, LLC (the "Purchaser") hereby seeks to acquire Units of limited partnership interest (the "Units") in Marriott Residence Inn Limited Partnership, a Delaware limited partnership (the "Partnership"). The Purchaser hereby offers to purchase up to 13,120 Units at $400 per Unit (the "Purchase Price"), in cash, reduced by any cash distributions made on or after August 31, 2001 (the "Offer Date"), with interest at the rate of 7% per annum from the Expiration Date (as defined below) to the date of payment, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Agreement of Assignment and Transfer, as each may be supplemented or amended from time to time (which together constitute the "Offer"). The Offer will expire at 5:00 p.m., New York Time, on October 2, 2001, or such other date to which the Offer may be extended (the "Expiration Date"). This Offer is being made by the Purchaser solely for investment purposes and not for purposes of acquiring or influencing control of the business of the Partnership.

         If tendering Unitholders tender more than the number of Units that the Purchaser seeks to purchase pursuant to the Offer, the Purchaser will take into account the number of Units so tendered and take up and pay for as nearly as may be tendered, pro rata, disregarding fractions, and in accordance with Partnership's Agreement of Limited Partnership, according to the number of Units tendered by each tendering Unitholder during the period during which the Offer remains open.

         Payment for all validly tendered Units that are not properly withdrawn prior to the Expiration Date, and not otherwise subject to proration, shall be paid to the Unitholder by the Purchaser in accordance with the terms and conditions of the Offer. The Purchaser has filed a Schedule TO with the United States Securities and Exchange Commission in connection with the Offer. The Purchaser's information contained in its filing on Schedule TO and the exhibits thereto are incorporated herein by reference.

         This Offer to Purchase is not conditioned upon any minimum number of Units being tendered. A Unitholder may tender any or all Units owned by such Unitholder as long as such tender does not otherwise violate the terms of the Limited Partnership Agreement of the Partnership.

         For purposes of the Offer, the Purchaser shall be deemed to have purchased tendered Units accepted for payment when the Purchaser is in receipt of the Partnership's confirmation that the transfer of Units has been effectuated and actual transfer of Units to the Purchaser has occurred.

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         If the Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The minimum period during which the Offer must remain open following any material change in the terms of the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to holders. Accordingly, if prior to the Expiration Date, the Purchaser increases (other than increases of not more than two percent of the outstanding Units) or decreases the number of Units being sought, or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to holders, the Offer will be extended at least until the expiration of such ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York Time. The period of time during which the Offer is open may be extended by the Purchaser, at any time and from time to time. If the Purchaser extends the Offer, such extension will be followed by a press release or public announcement thereof, which will be issued no later than 9:00 a.m., New York Time, on the next business day after the scheduled Expiration Date.

         For withdrawal to be effective, a written notice of withdrawal must be timely received by the Purchaser (i.e., a valid notice of withdrawal must be received after August 31, 2001 but on or before October 2, 2001, or such other date to which this Offer may be extended) at the address set forth in the attached Agreement of Assignment and Transfer. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn and must be signed by the person(s) who signed the Agreement of Assignment and Transfer and must also contain a Medallion Signature Guarantee.

         Tender offer materials will be mailed to Unitholders of record and will be furnished to brokers, banks and similar persons whose name appears or whose nominee appears on the list of Unitholders or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of such securities.

         The terms of the Offer are more fully set forth in the Offer to Purchase with respect to the Offer and the related Agreement of Assignment and Transfer (collectively, the "Tender Offer Documents"). The Tender Offer Documents contain terms and conditions, and the information required by Rule14d-6(e)(1)(vii) under the Exchange Act, which are incorporated herein by reference.

         Questions and requests for assistance or additional copies of the offering material may be directed to the Purchaser, Madison Liquidity Investors 114, LLC, telephone 1-800-269-7313 (toll-free).

August 31, 2001